Exhibit 10.33

THIRD AMENDMENT TO LEASE

This Third Amendment to Lease (this "Third Amendment") is made as of August 24th 2021 by and between MIT 238 MAIN STREET LEASEHOLD LLC, a Massachusetts charitable corporation with an address of c/o MIT Cambridge Real Estate LLC, One Broadway, Suite 09-200, Cambridge, MA 02142 ("Landlord"), successor-in-interest to Massachusetts Institute of Technology, and BEAM THERAPEUTICS, INC., a Delaware corporation with an address of 26 Lansdowne Street, 2nd Floor, Cambridge, MA 02139 ("Tenant").

WITNESSETH

WHEREAS, Landlord and Tenant are the current parties to that certain Lease dated April 24, 2019, as amended by that certain First Amendment to Lease dated as of April 14, 2020 and as further amended by that certain Second Amendment to Lease dated as of November 17, 2020 (collectively, the "Lease"), pursuant to which Landlord is leasing to Tenant approximately 122,620 rentable square feet (as more particularly described in the Lease, the "Original Premises") located on the seventh, eighth, ninth and tenth floors of the Laboratory Addition to the building located at 238 Main Street, Cambridge, MA;

WHEREAS, Tenant desires to lease additional premises on the sixth (6th) floor of the Laboratory Addition consisting of approximately 7,638 rentable square feet of space, including associated mechanical, ground floor lower level space (as more particularly shown on the plan attached hereto as Exhibit A, the "Expansion Space");

WHEREAS, Landlord is willing to lease the Expansion Space to Tenant on the terms and conditions hereinafter set forth; and

WHEREAS, Landlord and Tenant wish to amend the Lease on the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the covenants herein reserved and contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant hereby agree as follows:

1.
Recitals: Capitalized Terms. The foregoing recitals are hereby incorporated by reference. All capitalized terms not otherwise defined herein shall have the meanings ascribed to them as set forth in the Lease.
2.
Lease of Expansion Space.
(a)
Landlord hereby leases to Tenant, and Tenant hereby leases from Landlord, the Expansion Space for a term (the "ES Term") commencing on the date on which the Expansion Space is delivered to Tenant in the condition required by Section 2(b) below (the "ES Commencement Date") and ending on the last day of the Term (as it may be extended pursuant to the terms of the Lease), subject to all of the terms and conditions of the Lease (including without limitation the payment of utility charges) except as expressly set forth in this Third Amendment. From and after the ES Commencement Date, (i) the "Premises" shall be deemed to mean, for all purposes of the Lease (as amended hereby), collectively the Original Premises and the Expansion Space (comprising a total of 130,258 rentable square feet in the aggregate), and (ii) Exhibit 2A to the Lease shall be deemed to include Exhibit A to this Third Amendment.
(b)
On the ES Commencement Date, Landlord shall deliver to Tenant the Expansion Space with (i) Tenant's ES Fitout (hereinafter defined) completed except for TESF Punchlist Items (hereinafter defined), as certified in writing by Tenant's architect (subject to Section 3(e) of the Work Letter (as incorporated herein pursuant to Section 3(a) below)), and (ii) Landlord's Base Building Work with respect thereto substantially complete (as defined in Section 4(b) of the Work Letter). Subject to the foregoing, Tenant acknowledges and agrees that Tenant hereby leases the Expansion Space in its "AS IS," "WHERE IS" condition and with all faults on the ES Commencement Date, without representations or warranties, express or implied, in fact or by law, of any kind, and without recourse to Landlord.

3.
Construction.
(a)
Incorporation of Work Letter. The following provisions of the Work Letter shall be incorporated herein so as to also apply to Tenant's ES Fitout: Sections 1, 2(c), 2(d), 2(g), 3(b), 3(e), 3(f), 3(h), 5(c)(ii), 5(c)(iii), 5(c)(iv), 5(c)(v), 5(d)(i), 5(d)(ii), and 5(d)(iii); provided, however, all references in such provisions to (i) "this Work Letter" shall be deemed to refer to this Section 3, (ii) "Tenant's Fitout" (including references to Tenant's Fitout by way of reference to Landlord's Work) shall be deemed to refer to Tenant's ES Fitout, (iii) "TF Punchlist" shall be deemed to refer to the TESF Punchlist, (iv) the "Execution Date" shall be deemed to refer to the date of this Third Amendment, (v) "the Final Cost Estimate" shall be deemed to refer to the Final Cost Estimate prepared with respect to the Approved ES Plans pursuant to Section 5(c) of the Work Letter (incorporated herein pursuant to this Section 3(a)), (vi) "Work Costs" shall be deemed to refer to the ES Costs, (vii) "Premises" (or any Phase thereof) shall be deemed to refer to the Expansion Space, (viii) "Estimated Delivery Date" shall be deemed to refer to the Estimated ES Delivery Date, (ix) the "Plans" (or any of the plans constituting the Plans) shall be deemed to refer to the ES Plans (or the corresponding ES Plan), and (x) the "Shell Space" (or the Shell Space Allowance) shall be deemed to refer to the ES Shell Space (or the ES Shell Space Allowance).
(b)
Tenant's ES Fitout. Landlord, at Landlord's sole cost and expense (subject to Section 3(h) below), shall engage the Approved Contractor to construct all of the improvements set forth in the Final ES Plans (hereinafter defined) using new materials of the quality called for in such plans, in a good and workmanlike manner, and in accordance with all Legal Requirements. Subject to day-for-day delays on account of Landlord's Force Majeure and Tenant Delays, Landlord shall use commercially reasonable efforts to substantially complete Tenant's ES Fitout on or before January 15, 2023 (the "Estimated ES Delivery Date"). Subject to performance of the TESF Punchlist Items, Landlord will be deemed to have fully performed all of its obligations under this Section 3 upon the ES Commencement Date: provided, however, if timely notice has been given and if Landlord has the benefit of any guarantees, contract rights, or other claims against contractors, material men or architects, Landlord shall, with regard to any defects in Tenant's ES Fitout, exercise commercially reasonable efforts (which shall not require any litigation or alternative dispute resolution) to enforce such guarantees or contract rights; provided, further, Landlord shall have no such obligation with respect to any (A) defect(s) in the Final ES Plans, (B) manufacturer's defects with respect to any equipment or fixtures purchased directly by Tenant, nor (C) with respect to any defect(s) resulting from (w) misuse, (x) Tenant's breach of its maintenance and repair obligations under the Lease, (y) the negligence or willful misconduct of any Tenant Party, or (z) reasonable wear and tear.
(c)
Schedule. Attached hereto as Exhibit B is the estimated schedule for design and construction phases of Tenant's ES Fitout (as the same is updated pursuant to the terms hereof, the "ES Construction Schedule"). During the course of design and construction of Tenant's ES Fitout, Landlord shall cause the ES Construction Schedule to be updated periodically to reflect the actual progress of such design and construction, as applicable, and shall cause such updates to be delivered to Tenant monthly, but such updates shall not be deemed to amend or modify any of Landlord's obligations under this Section 3.

(d)
Plans. In connection with the performance of the work necessary to prepare the Expansion Space for Tenant's occupancy and business operations ("Tenant’s ES Fitout"), Tenant shall engage AHA Consulting Engineers, Inc. or AEI Affiliated Engineers as Tenant's MEP Engineer and shall engage Perkins & Will as Tenant's architect. Furthermore, in connection with Tenant's ES Fitout, Tenant shall deliver to Landlord for Landlord's approval (i) on or before October 1, 2021, an electronic copy and four (4) full sized copies of design development plans, with sufficient information and detail to accurately describe the proposed design of the Expansion Space and document the programmatic requirements for Tenant's ES Fitout (it being understood and agreed that the mechanical and electrical portions of such plans shall be suitable for purchase of subcontract bidding and contracting) (the "ES Design Development Plans"), and (ii) on or before December 15, 2021, an electronic copy and four (4) full sized copies of a fully coordinated set of architectural, structural, mechanical, electrical and plumbing engineering plans and specifications based on the approved ES Design Development Plans and in a form which is sufficiently complete to allow the Approved Contractor and subcontractors to bid on the work and to obtain all applicable permits for Tenant's ES Fitout ("Final ES Construction Drawings"). The ES Design Development Plans and the Final ES Construction Drawings are collectively referred to herein as the "ES Plans." It is understood and agreed that Tenant's ES Fitout does not include the installation of Tenant's furniture, trade fixtures or equipment, the installation of which shall be performed in accordance with Section 11 of the Lease by Tenant (as contemplated by Section 3(h) of the Work Letter (as incorporated herein pursuant to Section 3(a) above)). Landlord's approval of the ES Design Development Plans (and the Final ES Construction Drawings, provided that the Final ES Construction Drawings are consistent with the ES Design/Development Plans) shall not be unreasonably withheld, conditioned or delayed provided the ES Plans comply with the requirements to avoid aesthetic or other conflicts with the design and function of the balance of the Building and the Property; and provided, further that Landlord may withhold its approval in its sole discretion with respect to Restricted Alterations. Landlord may reasonably disapprove any iteration of any of the ES Plans based on Landlord's reasonable conclusion that one or more aspects of such ES Plans will cause an actual delay of the substantial completion of Landlord's Work and/or Tenant's ES Fitout beyond the applicable Estimated Delivery Date (it being understood that if Landlord reasonably disapproves any of the ES Plans on such basis, and Tenant determines in writing to negate such disapproval, any such actual delay of substantial completion of Landlord's Work and/or Tenant's ES Fitout shall be deemed a Tenant Delay, and Landlord shall not disapprove such ES Plans based on such potential delay). Landlord's approval is solely given for the benefit of Landlord and Tenant under this Section 3 and neither Tenant nor any third party shall have the right to rely upon Landlord's approval of the ES Plans for any other purpose whatsoever. Landlord shall not be responsible for any errors, omissions or defects contained in the ES Plans or the costs resulting therefrom. To the extent substantial completion of Tenant's ES Fitout is delayed due to errors, omissions or defects in any of the ES Plans, such delays shall be Tenant Delays. Any request for approval of the ES Plans shall be accompanied by (A) a certification from a licensed code engineer that such plans are code compliant, and (B) a certification from Landlord's MEP engineer that the ES Plans are compatible with the base building design. If Tenant timely submits drafts of the ES Plans for review and approval, Landlord shall use commercially reasonable efforts to respond to any such timely request for approval of the ES Plans within twelve (12) business days after receipt thereof: provided, however, so long as Perkins & Will is the architect for Tenant's ES Fitout, Landlord shall use commercially reasonable efforts to respond to any such timely request for approval of the ES Plans within five (5) business days after receipt thereof. Landlord shall notify Tenant in reasonable detail if any of the ES Plans are unsatisfactory or incomplete in any respect. In the event Landlord disapproves any of the ES Plans, Tenant shall revise the same to address Landlord's comments and shall submit such revised ES Plan to Landlord for approval (and such process shall be continued until such ES Plan is approved by Landlord). The iteration of the Final ES Construction Drawings that is approved by Landlord shall be referred to herein as the "Approved ES Plans." The ES Approved Plans, as they may be changed pursuant to Section 3(b) of the Work Letter (as incorporated herein pursuant to Section 3(a) above), are hereinafter referred to as the "Final ES Plans."

(e)
TESF Punchlist. Attached to the certificate of substantial completion for Tenant's ES Fitout consistent with Section 3(f) of the Work Letter (as incorporated herein pursuant to Section 3(a) above) shall be a list prepared by Tenant's architect (the "TESF Punchlist") of outstanding items (the "TESF Punchlist Items") which (i) need to be performed to complete Tenant's ES Fitout, and (ii) do not materially interfere with the use of the Expansion Space for the Permitted Use. Subject to Landlord's Force Majeure and Tenant Delays, Landlord shall, unless otherwise specified on the TESF Punchlist, endeavor to complete the TESF Punchlist Items within sixty (60) days of the date of the TESF Punchlist.
(f)
ES Costs. For purposes hereof, "ES Costs" means (i) all costs incurred by Landlord in connection with or reasonably allocated to Tenant's ES Fitout without mark-up, including without limitation the costs of reviewing the ES Plans and the costs of permitting, constructing, coordinating and performing Tenant's ES Fitout, as affected by any changes made (or requested by Tenant) in accordance with Section 3(b) of the Work Letter (as incorporated herein pursuant to Section 3(a) above) and the costs of any third party construction/project manager(s) engaged by Landlord, less (ii) the Excluded ES Construction Costs (hereinafter defined). With respect to costs incurred in connection with both Landlord's Base Building Work and Tenant's ES Fitout (including without limitation police details, rubbish removal and hoisting costs), such costs shall be allocated between Landlord's Base Building Work and Tenant's ES Fitout according to the volume of work in place the prior month (or another reasonable method). Tenant's ES Fitout shall be performed on a so-called "open book" basis.
(g)
ES Allowance. As an inducement to Tenant's entering into this Third Amendment, Landlord shall pay for up to One Million Six Hundred Three Thousand Nine Hundred Eighty and no/100 Dollars ($1,603,980.00) (the "ES Allowance") of the ES Costs other than the following costs (collectively, "Excluded ES Construction Costs"), which Excluded ES Construction Costs shall be paid for by Tenant within thirty (30) days of demand from time to time during the design and/or construction phases of Tenant's ES Fitout (but in no event more often than monthly): (i) the cost of acquiring or installing any of Tenant's Property, including without limitation telecommunications and computer equipment and all associated wiring and cabling, any de-mountable decorations, artwork and partitions, signs, and trade fixtures, or (ii) any so-called "soft costs"; provided, however, notwithstanding the foregoing, up to One Hundred Sixty Thousand Three Hundred Ninety-Eight and no/100 Dollars ($160,398.00) of the ES Allowance may be used for Tenant's architectural, engineering and consultant fees and design and permitting costs and the cost of Tenant's wiring and cabling relating to Tenant's ES Fitout. Landlord shall not charge any supervisory or management fees with respect to Tenant's ES Fitout, provided that there shall be included in ES Costs the costs of third-party review of the ES Plans and reasonable out of pocket costs of any third-party construction/project manager(s) engaged by Landlord. Tenant shall not be entitled to any unused portion of the ES Allowance. Notwithstanding anything to the contrary, if the Final ES Plans reflect that any portion of the Expansion Space will be delivered in shell condition ("ES Shell Space"), then the portion of the ES Allowance allocable to the ES Shell Space (the "ES Shell Space Allowance") shall be held and disbursed by Landlord in accordance with Sections 5(d)(i) and (ii). of the Work Letter (as incorporated herein pursuant to Section 3(a) above).

(h)
Responsibility for Costs. If the Final ES Cost Estimate discloses that the ES Costs exceed the ES Allowance (such excess, the "Excess ES Costs"), Tenant shall pay, within thirty (30) days after demand from time to time (but in no event more than monthly), Tenant's ES Proportion (hereinafter defined) of the ES Costs reflected on each requisition from Landlord, to which shall be attached invoices and/or other documentation supporting the requisition. "Tenant’s ES Proportion" shall be a fraction, the numerator of which is the estimated Excess ES Costs, and the denominator of which is the estimated ES Costs. If Tenant fails to timely make any such payment in full, each day between such 30th day and the date on which Tenant makes such payment in full shall constitute a Tenant Delay. After final completion of Tenant's ES Fitout, Landlord shall prepare and submit to Tenant a final reconciliation in sufficient detail to reasonably determine actual ES Costs (including without limitation all TESF Punchlist Items) (the "Final ES Reconciliation"). Landlord shall use reasonable efforts to deliver the Final ES Reconciliation to Tenant within ninety (90) days after final completion of Tenant's ES Fitout. Within thirty (30) days after delivery of the Final ES Reconciliation, Tenant shall pay to Landlord any remaining Excess ES Costs (or Landlord shall refund to Tenant any amounts paid by Tenant in excess of the actual Excess ES Costs).
(i)
Space Planning Allowance. In addition to the ES Allowance, and as a further inducement to Tenant's entering into this Third Amendment, Landlord shall, subject to this Section 3(i), provide to Tenant a special tenant improvement allowance equal to Nine Hundred Sixteen and 56/100 Dollars ($916.56) (the "Space Planning Allowance") to be used by Tenant solely for design and architectural costs incurred by Tenant for space planning the Expansion Space. Provided there is no Event of Default or event which, with the passage of time and/or the giving of notice would constitute an Event of Default, Landlord shall pay the Space Planning Allowance to Tenant within thirty (30) days after the later to occur of (a) Landlord's receipt of the draft ES Design Development Plans, and (b) Landlord's receipt of a reasonably detailed invoice therefor, which invoice must be delivered to Landlord on or before the date which is sixty (60) days after the ES Commencement Date: provided, however, that if Tenant cures any default prior to the expiration of applicable cure periods set forth in Article 20 of the Lease, then Landlord's obligation to pay the Space Planning Allowance shall be reinstated. Tenant shall not be entitled to any unused portion of the Space Planning Allowance.

4.
Base Rent. Notwithstanding anything to the contrary, commencing on the ES Rent Commencement Date, Base Rent during the Initial Term with respect to the Expansion Space shall be paid in the following amounts, prorated for any partial months, and otherwise in accordance with the terms of the Lease:

Monthly

ES Rent Year	Annual Base Rent	Installment	Per RSF
1	$863,094.00	$71,924.50	$113.00
2	$888,986.82	$74,082.24	$116.39
3	$915,656.42	$76,304.70	$119.88
4	$943,126.12	$78,593.84	$123.48
5	$971,419.90	$80,951.66	$127.18
6	$1,000,562.50	$83,380.21	$131.00
7	$1,030,579.37	$85,881.61	$134.93
8	$1,061,496.75	$88,458.06	$138.98
9	$1,093,341.66	$91,111.80	$143.15
10	$1,126,141.91	$93,845.16	$147.44
11	$1,159,926.16	$96,660.51	$151.86

The "ES Rent Commencement Date" shall mean the ES Commencement Date, subject to acceleration on a day for day basis for each day of Tenant Delay (if any). Base Rent with respect to the Expansion Space during the Extension Terms, if any, shall be determined in accordance with Section 1.2 of the Lease. Base Rent with respect to the Original Premises shall be paid in the amounts set forth in the Lease.

5.
Letter of Credit.
(a)
Landlord and Tenant acknowledge and agree that Landlord is holding a letter of credit in the amount of $11,832,830.00 in accordance with Section 7 of the Lease (the "Existing Letter of Credit"). Within ten (10) business days of the Phase 1 Rent Commencement Date, Tenant shall deliver to Landlord either (i) an additional irrevocable letter of credit which shall be in the amount of Eight Hundred Sixty Three Thousand Ninety-Four and no/100 Dollars ($863,094.00) and otherwise meeting the requirements of Section 7 of the Lease, or (ii) an amendment to the Existing Letter of Credit increasing the face amount thereof by Eight Hundred Sixty-Three Thousand Ninety-Four and no/100 Dollars ($863,094.00). From and after the delivery thereof, all references in the Lease to the "Letter of Credit" shall mean, collectively, the Existing Letter of Credit together with such additional letter of credit, or such amendment, as applicable.
(b)
So long as Tenant complies with its obligations under Section 5(a) above, Section 7.1(a) of the Lease shall be deleted in its entirety and replaced with the following: "If no Event of Default has occurred and no event has occurred which, with the passage of time and/or the giving of notice, would constitute an Event of Default and further provided that there is no material adverse change in Tenant's tangible net worth (as defined in Section 13.4 below) as verified by Landlord based upon a certificate from Tenant's chief financial officer and audited financials, then the face amount of the Letter of Credit may be reduced by Tenant to (a) Nine Million Seven Hundred Thirty-Seven Thousand Seven Hundred Sixteen and 53/100 Dollars ($9,737,716.53) on or after the Phase 1 Rent Commencement Date, (b) Six Million Seven Hundred Seventy-Nine Thousand Five Hundred Nine and 02/100 Dollars ($6,779,509.02) on or after the commencement of Rent Year 2, (c) Four Million Five Hundred Ninety-One Thousand Five Hundred Ninety-Seven and 18/100 Dollars ($4,591,597.18) on or after the commencement of Rent Year 3, (d) Four Million Three Hundred Seventy-Five Thousand Eight Hundred Twenty-Three and 68/100 Dollars ($4,375,823.68) on or after the commencement of ES Rent Year 2, and (e) Four Million Two Hundred Thirty-One Thousand Nine Hundred Seventy-Four and 68/100 Dollars ($4,231,974.68) on or after the commencement of ES Rent Year 3; it being understood and agreed that if Tenant cures any default prior to the expiration of the notice and/or cure periods set forth in Section 20.1 below, or Tenant thereafter demonstrates that there is no longer a material adverse change in Tenant's tangible net worth, Tenant shall then be entitled to obtain a Letter of Credit in the reduced face amount in accordance with this Section 7.1(a). Landlord shall, at no cost to Landlord, cooperate with Tenant and the issuer of the Letter of Credit in connection with the amendment of the Letter of Credit to effectuate such reduction. Tenant hereby certifies that Tenant's tangible net worth as of February 28, 2019 was at least One Hundred Fifty Million Dollars ($150,000,000.00).
6.
Parking. Commencing on the ES Commencement Date, the number of Parking Passes to which Tenant will be entitled shall be calculated based on the rentable square footage of the entire Premises (i.e., the Original Premises and the Expansion Space).
7.
Plan of Chemical Storage. Effective as of the date of this Third Amendment, the plan of the ground floor space associated with the Original Premises (which plan is labelled "Kendall Site 3 Chemical Storage - Secured Space" and is attached as the 5th page of Exhibit 2A to the Lease) is hereby deleted and replaced with the plan attached hereto as Exhibit A-1. Exhibit A-1 attached hereto depicts the ground floor space associated with both the Original Premises and the Expansion Space.
8.
Hazardous Materials Management Plan. In furtherance of Tenant's obligations under Article 17 and Section 18.1 of the Lease, Tenant will comply with the Building's Hazardous Materials Management Plan (as the same may be amended from time to time, the "HMMP") with respect to the safe handling, transportation, storage and removal of Hazardous Materials.

9.
Broker. Landlord and Tenant each warrants and represents that it has dealt with no broker in connection with this Third Amendment other than CBRE ("Broker"). Landlord and Tenant each agrees to defend, indemnify and save the other harmless from and against any Claims arising as a result of its breach of the foregoing representation and warranty. Landlord shall be solely responsible for the payment of any brokerage commissions to Broker.
10.
Ratification. Except as amended hereby, the terms and conditions of the Lease shall remain unaffected. From and after the date hereof, all references to the Lease shall mean the Lease as amended hereby. Tenant confirms and ratifies that, as of the date hereof and to its actual knowledge, (a) the Lease is and remains in good standing and in full force and effect, and (b) it has no claims, counterclaims, set-offs or defenses against Landlord arising out of the Lease or the Premises or in anyway relating thereto.
11.
Miscellaneous. This Third Amendment shall be deemed to have been executed and delivered within the Commonwealth of Massachusetts, and the rights and obligations of Landlord and Tenant hereunder shall be construed and enforced in accordance with, and governed by, the laws of the Commonwealth of Massachusetts without regard to the laws governing conflicts of laws. If any term of this Third Amendment or the application thereof to any person or circumstances shall be invalid and unenforceable, the remaining provisions of this Third Amendment, the application of such term to persons or circumstances other than those as to which it is invalid or unenforceable, shall not be affected. This Third Amendment is binding upon and shall inure to the benefit of Landlord and Tenant and their respective successors and assigns. Each party has cooperated in the drafting and preparation of this Third Amendment and, therefore, in any construction to be made of this Third Amendment, the same shall not be construed against either party. In the event of litigation relating to this Third Amendment, the prevailing party shall be entitled to reimbursement from the other party of its reasonable attorneys' fees and costs. This Third Amendment constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous oral and written agreements and discussions, and may not be amended, waived, discharged or terminated except by a written instrument signed by all the parties hereto. A facsimile, PDF or other electronic signature on this Third Amendment shall be equivalent to, and have the same force and effect as, an original signature. This Third Amendment may be executed in counterparts which, taken together, shall constitute a single instrument.

[SIGNATURES ON FOLLOWING PAGE]

[SIGNATURE PAGE TO THIRD AMENDMENT TO LEASE BY AND BETWEEN MIT 238 MAIN STREET LEASEHOLD LLC AND BEAM THERAPEUTICS, INC.]

EXECUTED as of the date first set forth above.

LANDLORD: MIT 238 MAIN STREET LEASEHOLD LLC

By: MIT Cambridge Real Estate LLC, its manager

By: /s/ Seth D. Alexander

Seth D. Alexander, President, and not individually

TENANT: BEAM THERAPEUTICS, INC.

By: /s/ John Evans

Name: John Evans

Title: CEO